Filed Pursuant to Rule 433

Registration Statement 333-157760

Pricing Term Sheet

March 31, 2010

$280,000,000

Ferrellgas Partners, L.P.

Ferrellgas Partners Finance Corp.

8 5/8% Senior Notes due 2020

This term sheet to the preliminary prospectus supplement dated March 30, 2010 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuers:	Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.
Title of Securities:	8 5/8% Senior Notes due 2020
Distribution:	Registered
Principal Amount:	$280,000,000
Gross Proceeds:	$280,000,000
Coupon:	8 5/8%
Maturity:	June 15, 2020
Offering Price:	100.000%
Yield to Maturity:	8.625%
Ratings:	B2/B-
Interest Payment Dates:	June 15 and December 15
Beginning:	June 15, 2010
Equity Clawback:	Up to 35% at 108.625%
Until:	June 15, 2013

Optional Redemption:	On or after:	Price:
	June 15, 2015	104.313%
	June 15, 2016	102.875%
	June 15, 2017	101.438%
	June 15, 2018 and thereafter	100.000%

Change of Control:	Put @ 101% of principal plus accrued interest
Trade Date:	March 31, 2010
Settlement Date:	April 13, 2010 (T+8)
CUSIP:	315295 AE5
ISIN:	US315295AE59
Issue Description:	SR NT
Denominations:	2,000x1,000

Joint Book Running Managers:	Wells Fargo Securities
BofA Merrill Lynch
J.P. Morgan
Co-managers:	Barclays Capital
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
PNC Capital Markets LLC
SOCIETE GENERALE
US Bancorp

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities toll free at (800) 326-5897.

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